EXHIBIT 99.1

NEWS RELEASE
March 28, 2012	OTC QB: DPDW

 DEEP DOWN REPORTS RESULTS

●	Net Income of $2.1 million
●	Modified EBITDA increases $2.9 million to $5.6 million

HOUSTON March 28, 2012 -- Deep Down, Inc. (OTC QB: DPDW) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today reported $2.1 million of net income for 2011, an improvement of $20.0 million over the same period in 2010.

OPERATING RESULTS

For 2011, Deep Down reported net income of $2.1 million, or $0.01 income per diluted share, compared to a net loss of $17.4 million, or $0.09 loss per diluted share, in 2010.

Revenues for 2011 were $27.4 million. Excluding 2010 revenues related to Flotation, revenues decreased $4.1 million, or 13 percent, from 2010 to 2011. Gross profit for 2011 was $7.5 million, or 35 percent of revenues, excluding $5.7 million of work related to an existing intercompany agreement which was contributed by Flotation to CFT at no gross profit. Excluding 2010 gross profit related to Flotation, gross profit decreased $3.4 million, or 1 percentage point, from 2010 to 2011. The decrease in revenue and gross profit was primarily the result of lower demand and pricing constraints for our rental equipment.

Equity in earnings of Cuming Flotation Technologies LLC (CFT) joint venture was $4.4 million for 2011, an improvement of $4.6 million over 2010. CFT recognized a gain on the sale of Cuming Corp., its principal operating subsidiary, in the fourth quarter of 2011.

The Company’s management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA was $5.6 million for 2011. Modified EBITDA increased $3.1 million in 2011 compared to 2010 primarily as a result of a $4.6 million increase in equity in earnings of joint venture as previously mentioned and decreased SG&A expense of $2.0 million, partially offset by decreased gross profit before depreciation expense of $3.3 million, also as previously mentioned.

WORKING CAPITAL

The Company had working capital of $3.9 million at December 31, 2011, an increase of $2.3 million from the $1.6 million of working capital at December 31, 2010. The increase is due primarily to the receipt of a $6.4 million distribution from CFT, partially offset by 2011 capital expenditures of $2.0 million and 2011 repayments of long-term debt of $1.8 million. We believe that the distribution from CFT, in addition to cash we expect to generate from our operations, will ensure that we have adequate liquidity to meet our future operating requirements.

EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer stated, “Our 2011 finished strong and we have been able to control costs and concentrate on project performance, which has resulted in net income. Although the first quarter 2011 was disappointing, we were able to recover during the remainder of the year and deliver on our projects and build a solid basis to start 2012. We decided to discontinue the implementation of our ERP system, which was being designed for a much larger entity and would have been too expensive to maintain. In an effort to reduce significant ongoing costs, we are streamlining our existing system. As a result of this decision, we took a one-time charge of $0.94 million. We have recently been awarded multiple large projects and are continuing to see positive market indications of increased activity in 2012. As a result, we believe we are poised for profitability in 2012 and beyond. We continue to focus on increasing the profitability of our core business by increasing margins through efficient project management and by continuing to reduce overhead costs wherever possible.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

DEEP DOWN, INC.
SUMMARY FINANCIAL DATA

The table below presents summary financial information:

	For the Year Ended December 31,
	2011	2010
(in thousands, except per share amounts)
Results of operations data:
Revenues	$27,441	$42,471
Cost of sales	19,923	28,886
Gross profit	7,518	13,585
Total operating expenses	9,046	20,208
Operating income (loss)	(1,528)	(6,623)
Total other income (expense)	3,610	(10,617)
Income (loss) before income taxes	2,082	(17,240)
Income tax benefit (expense)	55	(175)
Net income (loss)	$2,137	$(17,415)
Net income (loss) per share, basic and diluted	$0.01	$(0.09)
Weighted-average shares outstanding	206,113	193,147

Modified EBITDA data:
Net income (loss)	$2,137	$(17,415)
Add back interest expense, net	301	510
Add back depreciation and amortization	1,890	4,058
Add back income tax (benefit) expense	(55)	175
Add back share-based compensation	424	727
Add back discontinuance of ERP system project	941	-
Add back loss on contribution of net assets of wholly-owned subsidiary to joint venture	-	10,119
Add back goodwill impairment	-	4,513
Modified EBITDA	$5,638	$2,687

	For the Year Ended December 31,
	2011	2010
(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$(1,696)	$(4,043)
Investing activities	4,799	5,946
Financing activities	(1,854)	915

	December 31, 2011	December 31, 2010
(in thousands)
Balance sheet data:
Cash and cash equivalents	$4,979	$3,730
Current assets	11,411	9,738
Current liabilities	7,486	8,089
Working capital	3,925	1,649
Total assets	32,444	33,624
Total debt	3,066	4,052
Total liabilities	7,659	10,532
Stockholders' equity	24,785	23,092